Exhibit 99.1

FOR IMMEDIATE RELEASE

February 14, 2017

Investor Contact: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Contact: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Fourth Quarter and Full-Year 2016 Results, Reaffirms 2017 Guidance, and Provides Operational Update

DALLAS, February 14, 2017 — The EnLink Midstream companies (EnLink), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), today reported financial results for the fourth quarter and full-year 2016, reaffirmed guidance outlook for full-year 2017, and provided an operational update.

Highlights:

•                  ENLK reported a net loss of approximately $565 million for the year ended December 31, 2016.  ENLK achieved approximately $775 million of adjusted EBITDA net to ENLK for the same period, exceeding guidance for the year.  Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLC reported a net loss of $460 million for the year ended December 31, 2016.  ENLC achieved approximately $202 million of cash available for distribution for the same period, which was in-line with guidance.  Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  EnLink announced commercial success in the prolific Delaware Basin with the addition of a long-term, fee-based contract with a large, investment-grade producer who is very active in the region.  Related to this new business, EnLink announced the acceleration of the Lobo II processing facility expansion, from its current 60 million cubic feet per day (MMcf/d) capacity to 120 MMcf/d of capacity, which is expected to be operational during the second quarter of 2017.  The volume commitments associated with the new contract are expected to utilize the majority of the expanded capacity.

•                  EnLink also recently announced gas gathering and processing commercial successes in the STACK with the signing of a contract with Newfield Exploration Co. and the formation of a joint venture with Kinder Morgan Inc.  EnLink continues to expand and deepen key relationships in the STACK.

“In 2016, we performed well and are proud of the accomplishments achieved during a volatile and challenging commodity environment,” said Barry E. Davis, Chairman and Chief Executive Officer of EnLink.  “The team focused on executing our strategic growth plan and we are stronger today due to the progress made this year. We delivered on financial and operational priorities, and exited the year on track.

“We are seeing favorable developments on our asset footprint, as producers increase investments, accelerate drilling programs and experience higher well productivity.  We expect the momentum of producer activity to continue throughout 2017, and our current plan remains to exit the year with an annual adjusted EBITDA run-rate net to ENLK between $925 million and $950 million, which represents approximately 20 percent growth compared to 2016’s adjusted EBITDA.”

EnLink Midstream Partners, LP:  Fourth Quarter and Full-Year 2016 Financial Results

•                  The Partnership reported a net loss attributable to ENLK of $29 million for the fourth quarter of 2016, and $565 million for the full-year 2016.   The full-year 2016 net loss was primarily due to a non-cash expense of $566 million related to impairments.  Comparatively, the Partnership reported a net loss of $714 million for the fourth quarter of 2015, and a net loss of $1.4 billion for full-year 2015.  The full-year 2015 net losses were again primarily due to non-cash expenses related to impairments.

•                  The Partnership achieved $195 million of adjusted EBITDA net to ENLK for the fourth quarter of 2016 and $775 million for the full-year 2016.  Adjusted EBITDA net to ENLK was $186 million for the fourth quarter of 2015, and $678 million for the full-year 2015.

•                  The Partnership achieved net cash provided by operating activities of $153 million for the fourth quarter of 2016, and $663 million for the full-year 2016.  Comparatively, net cash provided by operating activities of $138 million was reported for the fourth quarter of 2015, with full year 2015 results being $646 million.

•                  Distributable cash flow attributable to ENLK was $146 million for the fourth quarter of 2016 and $607 million for the full-year 2016.  Comparatively, distributable cash flow was $149 million for the fourth quarter of 2015, and $529 million for the full-year 2015.   Distributable cash flow is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  Growth capital expenditures net to ENLK for full-year 2016 were $465 million, slightly above the midpoint of the guidance range of $425 million to $490 million.  ENLK 2017 growth capital expenditures guidance net to ENLK is still expected to be in the range of $505 million to $645 million.

EnLink Midstream, LLC:   Fourth Quarter and Full-Year 2016 Financial Results

•                  The General Partner reported a net loss attributable to ENLC of $4 million for the fourth quarter of 2016 and a 2016 full-year net loss of $460 million.  Comparatively, ENLC reported a net loss of $195 million in the fourth quarter of 2015, and a net loss of $355 million for full-year 2015.  As previously mentioned, the net losses are primarily due to non-cash expenses related to impairments.

•                  The General Partner’s cash available for distribution was $52 million for the fourth quarter of 2016, and $202 million for the full year 2016.  Comparatively, cash available for distribution was $48 million in the fourth quarter of 2015, and $199 million for the full-year 2015.

ENLK 2017 Full-Year Guidance Reaffirmed

•                  Full-year 2017 net income midpoint for ENLK is projected to be $100 million and adjusted EBITDA midpoint net to ENLK is projected to be $850 million. Year-over-year growth in excess of 10 percent is forecasted related to annual adjusted EBITDA midpoint guidance from 2016 to 2017.  EnLink’s 2017 guidance reflects a reduction to adjusted EBITDA related to announced non-core asset sales.

•                  Distributable cash flow for 2017 is projected to range from $590 million to $650 million, and ENLK is projected to exit 2017 with a distribution coverage ratio in excess of 1.0, assuming flat distributions throughout 2017.  EnLink expects to continue to build excess coverage during 2017, supporting the potential to resume distribution growth during 2018.

•                  ENLK’s debt to adjusted EBITDA ratio for 2017 is projected to be in the range of 3.75 to 4.0, with no near-term debt maturities.  EnLink is committed to maintaining a strong liquidity position with ample revolver capacity.

•                  Growth capital expenditures funded solely by ENLK continue to be projected to range from $505 million to $645 million for 2017.  A mid-single-digit adjusted EBITDA multiple is projected to be achieved from 2017 organic capital investments. Total growth capital expenditures are projected to range from $610 million to $770 million, including contributions from joint venture partners and ENLC of approximately $105 million to $125 million.  Growth capital expenditure ranges exclude the $250 million installment payment related to the acquisition in January 2016 which was paid in January 2017.

•                  Proceeds from planned and completed asset sales and at-the-market equity issuances are expected to generate sufficient capital for the equity-funded portion of ENLK’s 2017 growth capital program.

ENLC Full-Year 2017 Financial Guidance Reaffirmed

•                  Full-year 2017 net income midpoint for ENLC is projected to be $75 million and cash available for distribution midpoint for ENLC is projected to be $220 million.

•                  ENLC’s distribution coverage ratio for 2017 is projected to be in the range of 1.1 to 1.2.  Flat distributions are expected throughout 2017, with the potential for distribution growth resumption as excess coverage reaches the high end of the projected range.  Management is considering the potential to recommend the resumption of distribution growth at ENLC before resuming growth at ENLK in light of excess coverage at ENLC.

•                  Growth capital expenditures for ENLC’s interest in Central Oklahoma assets is expected to range from $60 million to $70 million for 2017, with a mid-single-digit adjusted EBITDA multiple projected to be achieved from 2017 organic projects.

•                  Cash income taxes are projected to be approximately $5 million per year for each of 2017, 2018 and 2019.

The foregoing guidance information assumes a West Texas Intermediate Crude Oil (WTI) price range of $40 per barrel (bbl) to $60/bbl, with an average price of $50/bbl.  Guidance for 2017 also assumes a Henry Hub price range of $2.50 per million British Thermal Units ($/MMBtu) to $3.75/MMBtu, with an average price of $3/MMBtu.  Net income, adjusted EBITDA, and cash available for distribution ranges are based on commodity price movement as well as business opportunities and risks.   The foregoing guidance information for 2017 is projected, and accordingly, remains subject to changes that could be significant.  See the section titled “Forward-Looking Statements” of this press release.

Operational Update:

•                  Central Oklahoma:

•                  Throughout 2017, EnLink plans to increase gas processing capacity in Central Oklahoma at the Chisholm complex by 400 MMcf/d.  EnLink’s previously announced Chisholm II plant is expected to be operational in the second quarter of 2017, and the Chisholm III plant is expected to be operational by the end of 2017.  Once the expansions are completed, EnLink will operate approximately 1 billion cubic feet per day of processing capacity in Central Oklahoma, and will continue to be one of the largest gas processing providers in the STACK.  Central Oklahoma is EnLink’s fastest growing core area, and is expected to become EnLink’s largest operating region.

•                  Delaware Basin:

•                  The Partnership formed a strategic joint venture with NGP during 2016.  The first joint project was the completion of phase one of the Lobo II footprint expansion, which included the installation of a cryogenic natural gas processing facility with capacity of 60 MMcf/d and approximately 80 miles of natural gas and liquids gathering pipeline infrastructure in Loving County, Texas, and Lea and Eddy counties, New Mexico.

•                  EnLink recently announced commercial success in the Delaware Basin with the signing of an additional long-term, fee-based contract with a large investment-grade producer who is very active in the region.  The new business has accelerated the timing of phase two of the Lobo II footprint expansion, which includes increasing processing capacity from 60 MMcf/d to 120 MMcf/d.  The volume commitments associated with this new contract are expected to utilize the majority of the expanded processing capacity.  Phase two is now underway, and the additional capacity is expected to be operational during the second quarter of 2017.  Once the expansion is complete, EnLink will operate a total of 155 MMcf/d of processing capacity in the Delaware Basin.

•                  Midland Basin:

•                  EnLink’s natural gas system is located in the core of the Midland Basin, and the company completed a cost-effective gas processing expansion in 2016, which created approximately 30 to 40 percent of additional capacity to support volume growth as incremental drilling activity continues throughout 2017.  EnLink also has the majority of infrastructure in place to cost effectively expand the Riptide gas processing facility by an additional 100 MMcf/d as volumes continue to grow.

•                  The Partnership announced plans in 2016 to construct a new crude oil gathering system in the Midland Basin called the Greater Chickadee crude oil gathering project.  The project is progressing very well and has expanded in scope due to the addition of new customers, volumes and dedicated acreage.  The initial phase of the Greater Chickadee project became operational in early November 2016, and full-service is on-track to be operational during first quarter 2017.

•                  Louisiana:

•                  Record volumes were achieved on the Partnership’s Louisiana gas system during the second half of 2016, as demand across the footprint was strong and the Partnership continued to enhance operational capacity and capture new business.

•                  EnLink’s natural gas liquids (NGL) system experienced short-term weakness in volume throughout 2016.  However, this weakness, is expected to reverse in early 2017, as NGL output increases on the Partnership’s Central Oklahoma system.  It is expected that throughput on the Partnership’s Cajun-Sibon pipeline should reach capacity in the second quarter of 2017, coinciding with the expansion of the Chisholm complex, which is expected to benefit the entirety of the company’s Louisiana NGL footprint.

•                  Barnett Shale:

•                  Devon recently announced initial capital investment increases during 2017 related to their Barnett Shale operations, and plans to invest up to $50 million of capital in the Barnett to optimize base production and further de-risk future development activity.  Devon announced that its initial investment will focus on horizontal refrac activity and the initiation of a drilling pilot of five to 10 wells.  Devon also noted that additional capital could be allocated to the Barnett in 2017 as these projects have the potential to deliver highly competitive returns.

•                  During 2016, gathering volume declines were slightly above expectations, and averaged 8 percent.  As forecasted for the mature basin, volumes declines will continue during 2017, and the projected reduction for gathering and transmission volumes is around 10 percent when comparing 2016 to 2017, and normalizing for the North Texas Pipeline sale.  EnLink is currently evaluating the benefit that Devon’s announced investment plans will have on volume uplift in the near to mid-term, however, cash flows from the asset base are expected to remain stable for 2017 due to the minimum volume commitments in place.  Devon’s announcement of new investment activity is an encouraging step forward to the potential redevelopment of the legacy field.

Fourth Quarter, Full-Year 2016 Results and 2017 Guidance Call Details

The General Partner and the Partnership will hold a conference call to discuss fourth quarter and full-year 2016 financial results and 2017 guidance information on Wednesday, February 15, 2017, at 9 a.m. Central Time (10 a.m. Eastern Time).  The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10098998 where they will receive their dial-in information upon completion of their preregistration. Interested parties can access an archived replay of the call on the Investors page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow, gross operating margin, and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest, the General Partner’s interest in the adjusted EBITDA of Midstream Holdings prior to the Midstream Holdings drop downs and income (loss) from unconsolidated affiliate investments. We define distributable cash flow as adjusted EBITDA (defined above), net to the Partnership, less interest expense (excluding amortization of the Tall Oak acquisition installment payable discount), adjustments for the mandatorily redeemable non-controlling interest, interest rate swaps, cash taxes and other, and maintenance capital expenditures. We define gross operating margin, as revenues less cost of sales. The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) of the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s share of distributions from the Partnership, the General Partner’s share of EnLink Oklahoma T.O. depreciation expense, the General Partner’s deferred income tax expense, the General Partner’s interest in the adjusted EBITDA of Midstream Holdings prior to the Midstream Holdings drop downs, the General Partner’s corporate goodwill impairment and the General Partner’s acquisition transaction costs attributable to its share of the EnLink Oklahoma T.O. acquisition, and less the General Partner’s interest in maintenance capital expenditures of Midstream Holdings prior to the Midstream Holdings drop downs.

Adjusted EBITDA of Midstream Holdings is defined as Midstream Holdings’ net income plus taxes, depreciation and amortization and distributions from unconsolidated affiliate investments less income from unconsolidated affiliate investments. EnLink Oklahoma T.O.’s adjusted EBITDA means EnLink Oklahoma T.O.’s net income plus depreciation and amortization.

The Partnership’s coverage ratio is calculated by dividing distributable cash flow by distributions paid to the General Partner and the unitholders. The General Partner’s coverage ratio is calculated by dividing cash available for distribution by distributions paid by the General Partner.  Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Gross operating margin, adjusted EBITDA, distributable cash flow, and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, operational results of our customers, results in certain basins, future rig count information, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) reductions in our credit ratings, (k) our debt levels and restrictions contained in our debt documents, (l) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (m) changes in the availability and cost of capital, (n) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (o) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (p) a failure in our computing systems or a cyber-attack on our systems, and (q) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
Total revenues	$1,224.9	$1,066.5	$4,252.4	$4,452.1
Cost of sales (1)	908.7	757.9	3,015.5	3,245.3
Gross operating margin	316.2	308.6	1,236.9	1,206.8
Operating costs and expenses:
Operating expenses (2)	102.2	107.3	398.5	419.9
General and administrative (3)	28.7	30.1	119.3	132.4
(Gain) loss on disposition of assets	16.1	(2.0)	13.2	1.2
Depreciation and amortization	130.9	99.9	503.9	387.3
Impairments	—	764.2	566.3	1,563.4
Total operating costs and expenses	277.9	999.5	1,601.2	2,504.2
Operating income (loss)	38.3	(690.9)	(364.3)	(1,297.4)
Other income (expense):
Interest expense, net of interest income	(50.2)	(31.0)	(188.1)	(102.5)
Income (loss) from unconsolidated affiliates	(19.4)	4.3	(19.9)	20.4
Other income	0.2	0.1	0.3	0.8
Total other expense	(69.4)	(26.6)	(207.7)	(81.3)
Loss before non-controlling interest and income taxes	(31.1)	(717.5)	(572.0)	(1,378.7)
Income tax benefit (provision)	—	3.4	(1.3)	0.5
Net loss	(31.1)	(714.1)	(573.3)	(1,378.2)
Net loss attributable to the non-controlling interest	(2.5)	(0.1)	(8.1)	(0.4)
Net loss attributable to EnLink Midstream Partners, LP	$(28.6)	$(714.0)	$(565.2)	$(1,377.8)
General partner interest in net income	$10.7	$6.1	$39.5	$58.0
Limited partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$(60.0)	$(704.7)	$(662.1)	$(1,405.2)
Class C partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$—	$(15.4)	$(12.5)	$(30.6)
Preferred interest in net income attributable to EnLink Midstream Partners, LP	$20.7	$—	$69.9	$—
Net loss attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$(0.18)	$(2.17)	$(1.99)	$(4.66)
Diluted common unit	$(0.18)	$(2.17)	$(1.99)	$(4.66)

(1)         Includes related party cost of sales of $24.1 million and $49.6 million for the three months ended December 31, 2016 and 2015, respectively, and $150.1 million and $141.3 million for the years ended December 31, 2016 and 2015, respectively.

(2)         Includes related party operating expenses of $0.1 million and $0.2 million for the three months ended December 31, 2016 and 2015, respectively, and $0.5 million for each of the years ended December 31, 2016 and 2015.

(3)         Includes related party general and administrative expenses of $0.2 million for the year ended December 31, 2015.

EnLink Midstream Partners, LP

Reconciliation of Operating Income (Loss) to Gross Operating Margin

(All amounts in millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating income (loss)	$38.3	$(690.9)	$(364.3)	$(1,297.4)

Add (deduct):
Operating expenses	102.2	107.3	398.5	419.9
General and administrative expenses	28.7	30.1	119.3	132.4
(Gain) loss on disposition of assets	16.1	(2.0)	13.2	1.2
Depreciation and amortization	130.9	99.9	503.9	387.3
Impairments	—	764.2	566.3	1,563.4
Gross operating margin	$316.2	$308.6	$1,236.9	$1,206.8

EnLink Midstream Partners, LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and

Distributable Cash Flow and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss	$(31.1)	$(714.1)	$(573.3)	$(1,378.2)
Interest expense	50.2	31.0	188.1	102.5
Depreciation and amortization	130.9	99.9	503.9	387.3
Impairments	—	764.2	566.3	1,563.4
(Income) loss from unconsolidated affiliate investments (1)	19.4	(4.3)	19.9	(20.4)
Distribution from unconsolidated affiliate investments (2)	5.5	11.3	25.0	42.7
(Gain) loss on disposition of assets	16.1	(2.0)	13.2	1.2
Unit-based compensation	7.5	7.1	30.0	35.7
Income tax provision (benefit)	—	(3.4)	1.3	(0.5)
Loss on non-cash derivatives	4.2	0.4	20.1	7.7
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.4)	(4.4)	(17.9)	(17.9)
Other (3)	(0.9)	1.4	6.9	11.3
Adjusted EBITDA before non-controlling interest	$197.4	$187.1	$783.5	$734.8
Non-controlling interest share of adjusted EBITDA (4)	(2.7)	0.1	(8.9)	0.4
Transferred interest adjusted EBITDA (5)	—	(1.1)	—	(56.9)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$194.7	$186.1	$774.6	$678.3
Interest expense	(50.2)	(31.0)	(188.1)	(102.5)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (6)	13.3	—	52.3	—
Non-cash adjustment for mandatorily redeemable non-controlling interest	—	0.3	0.3	(1.8)
Interest rate swap (7)	—	—	0.4	(3.6)
Cash taxes and other	(0.3)	(0.3)	(1.9)	(2.8)
Maintenance capital expenditures	(11.2)	(6.3)	(30.5)	(38.3)
Distributable cash flow	$146.3	$148.8	$607.1	$529.3
Distributions declared per limited partner unit	$0.390	$0.390	$1.560	$1.545
Actual declared distribution (8)	$149.8	$141.7	$587.5	$520.9
Distribution Coverage	0.98x	1.05x	1.03x	1.02x

(1)         The net losses for the three months and year ended December 31, 2016 include an impairment loss of $20.1 million related to our December 2016 agreement to sell our investment in HEP. This sale is expected to close in the first quarter of 2017.

(2)         Distributions for the year ended December 31, 2016 do not include $32.7 million of distributions received from HEP during the third quarter 2016 attributable to the redemption of preferred units in HEP that ENLK previously held. The preferred units were issued to us by HEP during the second and third quarters of 2016 for contributions of $29.5 million and $3.2 million, respectively.

(3)         Includes the following: accretion expense associated with asset retirement obligations; reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by the previous employer in connection with the acquisition or merger; successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(4)         Includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and other minor non-controlling interests.

(5)         Represents recast adjusted EBITDA from assets acquired from ENLC and Devon in drop down transactions during the first half of 2015 for the period prior to the date of the drop down transactions.

(6)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(7)         During the third quarter of 2016 and second quarter of 2015, ENLK entered into interest rate swap arrangements to mitigate ENLK’s exposure to interest rate movements prior to ENLK’s note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

(8)         The actual declared distribution does not assume full quarter distributions on the Class D units in the first quarter of 2015 or Class E units in the second quarter of 2015.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net cash provided by operating activities	$153.4	$137.6	$662.6	$645.6
Interest expense, net (1)	36.6	30.5	135.3	104.0
Current income tax	0.3	0.2	1.9	3.1
Distributions from unconsolidated affiliate investment in excess of earnings (2)	3.0	6.8	21.9	21.1
Other (3)	(2.2)	0.3	4.2	10.7
Changes in operating assets and liabilities which provided cash:
Accounts receivable, accrued revenues, inventories and other	93.5	(95.7)	107.7	(201.6)
Accounts payable, accrued gas and crude oil purchases and other (4)	(87.2)	107.4	(150.1)	151.9
Adjusted EBITDA before non-controlling interest	$197.4	$187.1	$783.5	$734.8
Non-controlling interest share of adjusted EBITDA (5)	(2.7)	0.1	(8.9)	0.4
Transferred interest adjusted EBITDA (6)	—	(1.1)	—	(56.9)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$194.7	$186.1	$774.6	$678.3
Interest expense	(50.2)	(31.0)	(188.1)	(102.5)
Amortization of the EnLink Oklahoma T.O. installment payable discount included in interest expense (7)	13.3	—	52.3	—
Non-cash adjustment for mandatorily redeemable non-controlling interest	—	0.3	0.3	(1.8)
Interest rate swap (8)	—	—	0.4	(3.6)
Cash taxes and other	(0.3)	(0.3)	(1.9)	(2.8)
Maintenance capital expenditures	(11.1)	(6.3)	(30.5)	(38.3)
Distributable cash flow	$146.4	$148.8	$607.1	$529.3

(1)         Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for mandatorily redeemable non-controlling interest included in interest expense but not included in net cash provided by operating activities.

(2)         Distributions for the year ended December 31, 2016 do not include $32.7 million of distributions received from HEP during the third quarter of 2016 attributable to the redemption of preferred units in HEP that ENLK previously held. The preferred units were issued to us by HEP during the second and third quarters of 2016 for contributions of $29.5 million and $3.2 million, respectively.

(3)         Includes the following: reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by the previous employer in connection with the acquisition or merger; and successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs.

(4)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(5)         Includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and other minor non-controlling interests.

(6)         Represents recast adjusted EBITDA from assets acquired from ENLC and Devon in drop down transactions during the first half of 2015 for the period prior to the date of the drop down transactions.

(7)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(8)         During the third quarter of 2016 and second quarter of 2015, ENLK entered into interest rate swap arrangements to mitigate ENLK’s exposure to interest rate movements prior to ENLK’s note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

EnLink Midstream Partners, LP

Operating Data

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Midstream Volumes:
Texas
Gathering and Transportation (MMBtu/d)	2,518,100	2,806,500	2,622,600	2,849,600
Processing (MMBtu/d)	1,128,200	1,225,000	1,173,100	1,222,700
Louisiana
Gathering and Transportation (MMBtu/d)	1,897,600	1,614,700	1,676,600	1,468,300
Processing (MMBtu/d)	472,100	574,300	490,300	506,100
NGL Fractionation (Gals/d)	5,204,300	5,994,400	5,197,100	5,771,500
Oklahoma
Gathering and Transportation (MMBtu/d)	644,200	476,300	626,300	428,600
Processing (MMBtu/d)	584,100	442,000	574,900	359,600
Crude and Condensate
Crude Oil Handling (Bbls/d)	81,200	140,300	94,000	131,500
Brine Disposal (Bbls/d)	3,800	3,900	3,600	3,900

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)
Total revenues	$1,224.9	$1,066.5	$4,252.4	$4,452.1
Cost of sales (1)	908.7	757.9	3,015.5	3,245.3
Gross operating margin	316.2	308.6	1,236.9	1,206.8
Operating costs and expenses:
Operating expenses (2)	102.2	107.3	398.5	419.9
General and administrative (3)	27.8	31.2	122.5	136.9
(Gain) loss on disposition of assets	16.1	(2.0)	13.2	1.2
Depreciation and amortization	130.9	99.9	503.9	387.3
Impairments	—	764.2	873.3	1,563.4
Total operating costs and expenses	277.0	1,000.6	1,911.4	2,508.7
Operating income (loss)	39.2	(692.0)	(674.5)	(1,301.9)
Other income (expense):
Interest expense, net of interest income	(50.6)	(31.2)	(189.5)	(103.3)
Income (loss) from unconsolidated affiliates	(19.4)	4.3	(19.9)	20.4
Other income	0.2	0.1	0.3	0.8
Total other expense	(69.8)	(26.8)	(209.1)	(82.1)
Loss before non-controlling interest and income taxes	(30.6)	(718.8)	(883.6)	(1,384.0)
Income tax benefit (provision)	1.4	(4.6)	(4.6)	(25.7)
Net loss	(29.2)	(723.4)	(888.2)	(1,409.7)
Net loss attributable to the non-controlling interest	(25.3)	(528.4)	(428.2)	(1,054.5)
Net loss attributable to EnLink Midstream, LLC	$(3.9)	$(195.0)	$(460.0)	$(355.2)
Devon investment interest in net income	$—	$1.1	$—	$1.8
EnLink Midstream, LLC interest in net loss	$(3.9)	$(196.1)	$(460.0)	$(357.0)
Net loss attributable to EnLink Midstream, LLC per unit:
Basic common unit	$(0.02)	$(1.18)	$(2.56)	$(2.17)
Diluted common unit	$(0.02)	$(1.18)	$(2.56)	$(2.17)

(1)         Includes related party cost of sales of $24.1 million and $49.6 million for the three months ended December 31, 2016 and 2015, respectively, and $150.1 million and $141.3 million for the years ended December 31, 2016 and 2015, respectively.

(2)         Includes related party operating expenses of $0.1 million and $0.2 million for the three months ended December 31, 2016 and 2015, respectively, and $0.5 million for each of the years ended December 31, 2016 and 2015.

(3)         Includes related party general and administrative expenses of $0.2 million for the year ended December 31, 2015.

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Distribution declared by ENLK associated with (1):
General partner interest	$0.5	$0.6	$2.1	$2.4
Incentive distribution rights	14.4	13.8	56.8	47.5
ENLK common units owned	34.5	34.5	138.1	104.5
Total share of ENLK distributions declared	$49.4	$48.9	$197.0	$154.4
Transferred interest EBITDA (2)	—	—	—	53.7
Adjusted EBITDA of EnLink Oklahoma T.O. (3)	3.1	—	9.0	—
Transaction costs (4)	—	—	0.6	—
Total cash available	$52.5	$48.9	$206.6	$208.1
Uses of cash:
General and administrative expenses	1.0	(1.1)	(2.8)	(4.1)
Current income taxes (5)	(0.6)	0.1	(0.6)	0.1
Interest expense	(0.4)	(0.1)	(1.4)	(0.8)
Maintenance capital expenditures (6)	(0.1)	—	(0.1)	(4.0)
Total cash used	$(0.1)	$(1.1)	$(4.9)	$(8.8)
ENLC cash available for distribution	$52.4	$47.8	$201.7	$199.3

Distribution declared per ENLC unit	$0.255	$0.255	$1.020	$1.005
Cash distribution declared	$46.5	$46.2	$185.9	$170.2
Distribution coverage	1.13x	1.04x	1.09x	1.17x

(1)         Represents distributions to be paid to ENLC on February 13, 2017 and distributions paid on November 11, 2016, August 11, 2016, May 12, 2016, February 11, 2016, November 12, 2015, August 13, 2015 and May 14, 2015.

(2)         Represents our interest in Midstream Holdings’ adjusted EBITDA, which was disbursed to ENLC by Midstream Holdings on a monthly basis prior to the transfer of all interests in Midstream Holdings to the Partnership in drop down transactions (the “2015 EMH Drop Downs”).  Midstream Holdings’ adjusted EBITDA is defined as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent, and distributions from unconsolidated affiliate investments, less payments under onerous performance obligations, non-controlling interest, and income (loss) from unconsolidated affiliate investments.

(3)         Represents our interest in EnLink Oklahoma T.O. adjusted EBITDA, which is disbursed to ENLC by EnLink Oklahoma T.O. on a monthly basis. EnLink Oklahoma T.O. adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes.

(4)         Represents acquisition transaction costs attributable to the Company’s 16% interest in EnLink Oklahoma T.O, which are considered growth capital expenditures as part of the cost of the assets acquired.

(5)         Represents our stand-alone current tax expense.

(6)         Represents our share of EnLink Oklahoma T.O.’s maintenance capital expenditures for the year ended December 31, 2016 and our interest in Midstream Holdings’ maintenance capital expenditures prior to the 2015 EMH Drop Downs, which is netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA per (2) above for the year ended December 31, 2015.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net loss of ENLC	$(29.2)	$(723.4)	$(888.2)	$(1,409.7)
Less: Net loss attributable to ENLK	(28.6)	(714.0)	(565.2)	(1,377.8)
Net loss of ENLC excluding ENLK	$(0.6)	$(9.4)	$(323.0)	$(31.9)
ENLC’s share of distributions from ENLK (1)	49.5	48.9	197.0	154.4
ENLC’s interest in EnLink Oklahoma T.O. depreciation	3.9	—	14.3	—
ENLC’s deferred income tax (benefit) expense (2)	(1.9)	7.9	2.8	26.2
Maintenance capital expenditures (3)	(0.1)	—	(0.1)	(4.0)
Transferred interest EBITDA (4)	—	—	—	53.7
ENLC corporate goodwill impairment	—	—	307.0	—
Other items (5)	1.6	0.4	3.7	0.9
ENLC cash available for distribution	$52.4	$47.8	$201.7	$199.3

(1)         Represents distributions declared by ENLK and to be paid to ENLC on February 13, 2017 and distributions paid by ENLK to ENLC on November 11, 2016, August 11, 2016, May 12, 2016, February 11, 2016, November 12, 2015, August 13, 2015 and May 14, 2015.

(2)         Represents ENLC’s stand-alone deferred taxes.

(3)         For the three months and year ended December 31, 2016, this amount represents ENLC’s share of EnLink Oklahoma T.O.’s maintenance capital expenditures. For the year ended December 31, 2015, this amount represents ENLC’s interest in maintenance capital expenditures of Midstream Holdings prior to the 2015 EMH Drop Downs during the first half of 2015.

(4)         Represents ENLC’s interest in the adjusted EBITDA of Midstream Holdings prior to the 2015 EMH Drop Downs. Adjusted EBITDA of Midstream Holdings’ is defined as maintenance capital expenditures prior to the 2015 EMH Drop Downs netted against the monthly disbursement of Midstream Holdings’ adjusted EBITDA.

(5)         Represents transaction costs attributable to ENLC’s share of the acquisition of EnLink Oklahoma T.O. and other non-cash items not included in cash available for distributions.

EnLink Midstream Partners, LP

Forward-Looking Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow (1) (2)

(All amounts in millions)

(Unaudited)

	2017 Outlook
	Low	Mid-Point	High
Net income (3)	$80	$100	$120
Interest expense	176	176	176
Depreciation and amortization	570	580	590
Income from unconsolidated affiliate investments	(7)	(9)	(11)
Distribution from unconsolidated affiliate investments	5	10	15
Unit-based compensation	40	43	46
Income taxes	5	5	5
Payments under onerous performance obligation offset to other current and long-term liabilities	(18)	(18)	(18)
Other (4)	4	4	4
Adjusted EBITDA before non-controlling interest	$855	$891	$927
Non-controlling interest share of adjusted EBITDA (5)	(40)	(41)	(42)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$815	$850	$885
Interest expense	(176)	(176)	(176)
Amortization of Tall Oak installment payable discount included in interest expense (6)	26	26	26
Convertible preferred distribution	(32)	(32)	(32)
Cash taxes and other	(5)	(5)	(5)
Maintenance capital expenditures	(38)	(43)	(48)
Distributable cash flow	$590	$620	$650

(1)         The projected net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)         EnLink Midstream does not provide a reconciliation of forward-looking Adjusted EBITDA to Net Cash Provided by Operating Activities because we are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(3)         Net income includes estimated net income attributable to ENLK’s non-controlling interest in ENLC’s 16% share of net income from EnLink Oklahoma T.O., NGP’s 49.9% share of net income from the Delaware Basin JV and Marathon’s 50% share of net income from the Ascension JV.

(4)         Includes estimated accretion expense associated with asset retirement obligations and estimated non-cash rent which relates to lease incentives prorated over the lease term.

(5)         Non-controlling interest share of adjusted EBITDA includes estimates for ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon’s 50% share of adjusted EBITDA from the Ascension JV.

(6)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under our credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

EnLink Midstream, LLC

Forward-Looking Reconciliation of Net Income of ENLC to ENLC Cash Available for Distribution (1)

(All amounts in millions)

(Unaudited)

	2017 Outlook
	Low	Mid-Point	High
Net income of ENLC (2)	$45	$75	$105
Less: Net income attributable to ENLK	57	85	113
Net loss of ENLC excluding ENLK	$(12)	$(10)	$(8)
ENLC’s share of distributions from ENLK (3)	199	199	199
ENLC’s interest in EnLink Oklahoma T.O. depreciation	16	17	18
ENLC deferred income tax expense (4)	12	14	16
Maintenance capital expenditures (5)	—	—	—
ENLC cash available for distribution	$215	$220	$225

(1)         The projected net income guidance excludes the potential impact of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)         Net income of ENLC includes estimated net income attributable to ENLC’s non-controlling interest in ENLK.

(3)         Represents quarterly distributions estimated to be paid to ENLC by ENLK during 2017.

(4)         Represents ENLC’s estimated stand-alone deferred taxes.

(5)         Maintenance capital expenditures attributable to ENLC’s share of EnLink Oklahoma T.O. are projected to be immaterial during 2017.